UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 19, 2006

CoTherix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50794	04-3513144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

2000 Sierra Point Parkway, Suite 600, Brisbane, CA 94005

(Address of principal executive offices and zip code)

(650) 808-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 19, 2006, the board of directors of CoTherix, Inc. (the “Company”) approved a revised form of indemnification agreement (the “Indemnification Agreement”) to be entered into between the Company’s directors, officers, and board-approved key employees.

The Indemnification Agreement provides, among other terms, that: (i) the Company will indemnify the indemnitee to the fullest extent permitted by law with respect to any claim, issue or matter in any action, suit, arbitration, alternative dispute resolution mechanism, regulatory proceeding, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, except under certain circumstances for proceedings by or in the right of the Company as provided in the Indemnification Agreement, by reason of the fact that indemnitee is or was a director, officer, employee or fiduciary of the Company; (ii) the Company will advance all expenses incurred by the indemnitee to the extent not prohibited by law; (iii) if upon review a final determination is made that indemnitee is not entitled to indemnification, the Company is entitled to reimbursement of expense advances; (iv) the Indemnification Agreement shall continue so long as indemnitee shall be subject to any possible claim, issue or matter by reason of the fact indemnitee was serving in an indemnified capacity even though the indemnitee may have ceased to serve in an indemnified capacity, and (v) the indemnification provided by the Indemnification Agreement shall be in addition to any rights to which the indemnitee may be entitled under the Company’s certificate of incorporation, its bylaws, any resolutions adopted pursuant thereto, the General Corporation Law of the State of Delaware, or otherwise. The foregoing summary of the Indemnification Agreement is qualified in its entirety by reference to Exhibit 10.1 of this Current Report on Form 8-K, the content of which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Indemnification Agreement between the Company and each of its directors, officers and board-approved key employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2006

CoTherix, Inc.

By:	/s/ Christine E. Gray-Smith
Christine E. Gray-Smith Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Form of Indemnification Agreement between the Company and each of its directors, officers and board-approved key employees.